Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
ATA Inc.:
We consent to the incorporation by reference in the registration statement (No. 333-150287) on Form S-8 of ATA Inc. of our report dated August 27, 2008, with respect to the consolidated balance sheets of ATA Inc. and its subsidiaries as of March 31, 2007 and 2008, and the related consolidated statements of operations, shareholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended March 31, 2008, which report appears in the March 31, 2008 annual report on Form 20-F of ATA Inc..

/s/ KPMG
Hong Kong, China
August 27, 2008